UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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FLEXTRONICS INTERNATIONAL LTD.

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Explanatory Note
We are providing the following additional information regarding our proposed stock option exchange program in order to assist our shareholders in evaluating and deciding whether to support the proposal at our July 2009 Extraordinary General Meeting of shareholders.
Program is Designed to be Value Neutral
As indicated in our proxy statement, we have approximately 30 million outstanding options held by employees that would be eligible for exchange if the program is approved. We intend for the exchange to be value neutral, and have accordingly divided these outstanding options into two price groups, with each group being eligible for exchange for new options at an exchange ratio calculated using the Black-Scholes methodology and based on our stock price of $4.23 on June 1, 2009. Actual exchange ratios will be set just prior to the offering, but assuming a stock price proximate to that of June 1, employee stock options with exercise prices between $10.00 and $11.99 will be exchangeable for new options at a rate of 1.6 existing options per new option grant, and employee options with exercise prices of $12.00 or more will be exchangeable at a rate of 2.5 existing options per new option grant. Additional details of the options in each group are provided below:

					Maximum Number of
	Number of	Weighted Avg.	Weighted Avg.		Shares Underlying
	Shares	Remaining Life	Exercise Price		Replacement
Exercise Price of	Underlying	of Eligible	of Eligible	Exchange	Options that May be
Eligible Options	Eligible Options	Options (Years)	Options	Ratio	Granted

$10.00 to $11.99	22,242,962	6.5	$10.74	1.60 to 1	13,901,851

$12.00 or more	7,542,757	5.2	$15.18	2.50 to 1	3,017,102
Replacement of Annual Focal Grant for Employees Eligible to Participate in Option Exchange Program
If approved by shareholders, the exchange program would replace our normally-scheduled employee annual focal grant, which typically occurs in the middle of the calendar year. Historically, Flextronics has granted ~12 million to 13 million options annually to those employees who are eligible to participate in the exchange program, which would result in 1.5% new issued stock overhang and at today’s price, stock-based compensation expense of ~$27 million. We believe the exchange program will allow us to more effectively retain employees without incurring the additional employee equity dilution and stock-based compensation expense associated with making an annual focal grant to them. In addition, by eliminating the focal grant for these employees, we would not need to request approval from our shareholders to increase the shares reserved under our 2001 Equity Incentive Plan.

RiskMetrics
While we believe we have structured the stock option exchange program in a manner that balances both the interests of our employees and our shareholders, we have been notified that the RiskMetrics Group based in Singapore is advising its clients to vote against our proposal. RiskMetrics Group, which applies Singapore guidelines that have a much lower overhang threshold than for U.S.-domiciled companies, indicates in its report that one of the primary reasons for recommending against our proposal is the assessment that the reduction in option overhang is not sufficient to offset the negative features of our proposal. In designing our proposal, we followed the U.S. guidelines established by RiskMetrics Group to ensure that our stock option exchange program proposal is consistent with how a U.S. investor would examine the plan of a U.S.-domiciled company. We did this because our investors are predominantly U.S. based, we are a Nasdaq listed company and we are not listed on the Singapore exchange. Please note that our request for review under the U.S. guidelines was not approved by RiskMetrics Group.
We do not believe the RiskMetrics analysis adequately addresses the actual reduction in option overhang that will occur if shareholders approve the one-time option exchange program. We note that participating employees in the program will receive fewer shares in return for their existing options based on the established exchange ratios illustrated above (a 1.6% reduction in overhang), and reiterate that the exchange will allow us to eliminate the annual focal grant that would otherwise require us to issue 12 to 13 million options to employees in FY10. Finally, as part of the exchange, we are also cancelling 5 million shares that are currently available for grant under the Solectron stock plan.